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                                                                   Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: May 1, 2000, 4:30 PM, EST, Greensburg, IN

CONTACT:                James L.. Saner, Sr., President and CEO
                        Indiana United Bancorp, (812) 663-0157

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               INDIANA UNITED BANCORP (NASDAQ: IUBC)
           ANNOUNCES ACQUISITION OF FIRST AFFILIATED BANCORP

GREENSBURG, IN (NASDAQ: IUBC) Indiana United Bancorp, Greensburg, Indiana, formally announced today the closing of the acquisition of First Affiliated Bancorp, Inc., headquartered in Watseka, Illinois, and its wholly owned subsidiary, Capstone Bank. The acquisition was effective May 1, 2000 and brings Indiana United Bancorp's assets to over $1.1 billion and total number of banking offices to 45.

The transaction was a tax-free stock-for-stock exchange of 4.4167 shares of Indiana United Bancorp common stock for each outstanding share of First Affiliated. Based on Indiana United's closing price of $16.75 per share on Friday, April 28, 2000, the total deal value was more than $17 million. Capstone Bank is Indiana United Bancorp's fourth banking subsidiary and operates a total of four banking offices located in Watseka, Kankakee, Crescent City and Bourbonnais, Illinois and one in Goodland, Indiana.

Indiana United Bancorp's President and CEO James L. Saner, Sr. states, "The acquisition of Capstone Bank is integral to Indiana United's growth strategy. Our expansion into the Illinois market opens the door to even more opportunity for our corporation while maintaining the community banking philosophy that we are known for. The smaller, hometown service that Capstone Bank offers is a perfect fit with our current customer service ideals."

"We are very pleased about the acquisition with Indiana United Bancorp," stated John R. Rodda, President and CEO of Capstone Bank. "They are a solid banking organization that owns and understands community banks similar to Capstone Bank. Our lending limit will increase because we have joined a larger organization, which means we can service larger companies and borrowers while keeping the decision making local. We are still Capstone Bank and we will be here for our customers just as we have been for the past 37 years."

Indiana United Bancorp is listed on the Nasdaq Stock Market and is a community focused financial services holding company with assets of over $1.1 billion. Through its four banking subsidiaries, People's Trust Company, Brookville, Indiana; Regional Federal Savings Bank, New Albany, Indiana; Union Bank, Greensburg, Indiana, and Capstone Bank, Watseka, Illinois, it operates 41offices in 16 Indiana counties and four offices in two Illinois counties. Through its' insurance subsidiary, it operates a total of three agencies in Greensburg and Portland, Indiana as well as Owensboro, Kentucky.

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